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                                                                     EXHIBIT 5.1

                                  May 7, 2001


Sagent Technology, Inc.
800 W. El Camino Real, Suite 300
Mountain View, CA  94040

         RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about May 7, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of (i) 3,500,000 shares of your common stock to be issued under the 1998 Stock Option Plan (the "1998 Plan"), (ii) 1,500,000 shares of your common stock to be issued under the 2000 Non-Statutory Stock Option Plan (the "2000 Plan"), and (iii) 506,423 shares of your common stock to be issued under the 2000 Employee Stock Purchase Plan (the "Purchase Plan") (such shares collectively referred to herein as the "Shares"). As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the issuance, sale and payment of consideration for the Shares to be issued under the 1998 Plan, the 2000 Plan and the Purchase Plan (collectively, the "Plans").

         It is our opinion that, when issued and sold in compliance with applicable prospectus delivery requirements and in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, the Shares will be legally and validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

                                      Sincerely,

                                      WILSON SONSINI GOODRICH & ROSATI
                                      Professional Corporation